ABN AMRO Series 1999 3 Aggregate Statement of Principal and Interest Distributions to Certificateholders for 200201 to 200212
Class	Principal	Interest	Ending Principal Balance
R 1	0.00	0.08	0.00
A 1	17,879,590.77	1,180,506.98	9,321,987.57
A 10	770,569.94	82,684.42	736,618.46
A 11	15,883,812.10	711,625.14	0.00
A 2	0.00	3,038,805.00	48,235,000.00
A 3	0.00	321,750.00	4,950,000.00
A 4	21,399,633.75	966,293.66	0.00
A 5	21,928,065.02	543,901.89	24,831,687.86
A 6	2,853,268.85	0.00	0.00
A 7	464,019.91	0.00	0.00
A 8	9,528,408.85	295,565.82	0.00
A 9	3,000,000.00	93,035.85	0.00
B 1	24,884.89	129,113.38	1,899,325.99
B 2	12,448.73	64,589.24	950,141.86
B 3	10,880.08	56,450.50	830,416.36
B 4	6,224.37	32,294.63	475,070.94
B 5	7,775.07	40,340.29	593,426.85
M	69,948.78	362,923.87	5,338,801.38
R 2	0.00	26.53	0.00